Exhibit 10.1

WRAP TECHNOLOGIES, INC.
 EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on July 30, 2020, (the “Effective Date”) by and between Wrap Technologies, Inc. (the “Company”) and Marc T. Thomas (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party”.

RECITALS

A. The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.
EMPLOYMENT.

1.1 Title. Effective as of the Effective Date, Executive’s position shall be Chief Executive Officer reporting to the Board of Directors, subject to the terms and conditions set forth in this Agreement.

1.2 Term. The term of this Agreement shall begin on the Effective Date and shall continue for a period of two years or until it is terminated pursuant to Section 4 herein (the “Term”). The Term shall automatically be entended for an additional year unless either Party gives notice to the other Party of their intent to terminate this Agreement on or before sixty (60) days prior to the expiration of the end of the Term.

1.3 Duties. Executive shall have the customary powers, responsibilities and authorities of Chief Executive Officer of corporations of the size, type and nature of the Company, as it exists from time to time. Unless otherwise directed by the Board, the Chairman of the Board of Directors shall be the liason between the Executive and the Board on all matters relating to the Executive’s duties under the terms of this Agreement.

1.4 Governing Agreement. The employment relationship between the Parties shall be governed by this Agreement. Upon execution by both Parties, this Agreement is an offer of employment that is contingent upon the completion of a background investigation (including a credit check, criminal history check, confirmation of prior employment, and confirmation of educational background) satisfactory to the Company in its sole discretion and the Executive providing legally required documentation of eligibility to work in the United States (“Background Check”). Following the successful completion of the Background Check this Agreement shall be a binding agreement of the parties in accordance with its terms; provided, however, that, the Company may waive the requirement to obtain or complete a Background Check at any time. The Executive agrees to execute all documentations and take all action required in connection with the completion of the Background Check. The Executive acknowledges that he is not an employee of the Company until the Employee has received notification from the Company that the Background Check has been completed to the satisfaction of the Company in its sole discretion.

2.
LOYALTY; NONCOMPETITION; NONSOLICITATION.

2.1     Loyalty. During Executive’s employment by the Company, Executive shall devote substantially all of his business time to the performance of Executive’s duties under this Agreement.

2.2 Agreement not to Participate in Company’s Competitors. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3 Covenant not to Compete. During the Term and for a period of three (3) years thereafter (the “Restricted Period”), Executive shall not engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise (a “Competitive Entity”), except with the prior written consent of the Board.

2.4 Nonsolicitation.  During the Restricted Period, Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate; or (ii) solicit or attempt to solicit the business of any client or customer of the Company or its Affiliates with respect to products, services, or investments similar to those provided or supplied by the Company or its Affiliates.

2.5 Acknowledgements. Executive acknowledges and agrees that his services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services Executive shall have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company. Executive agrees that the covenant not to compete and the nonsolicitation obligations imposed by this Section 2 are reasonable in duration, geographic area, and scope and are necessary to protect the Company’s legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by Executive pursuant to this Agreement. If, at the time of enforcement of this Section 2, a court holds that the covenant not to compete and/or the nonsolicitation obligations described herein are unreasonable or unenforceable under the circumstances then existing, then the Parties agree that the maximum duration, scope, and/or geographic area legally permissible under such circumstances will be substituted for the duration, scope and/or area stated herein.

3.
COMPENSATION OF THE EXECUTIVE.

  3.1 Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annualized rate of Four Hundred Thousand Dollars ($400,000), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Company may increase, but not decrease (except in connection with a Company-wide decrease in executive compensation), Executive’s Base Salary from time to time, and if so increased, “Base Salary” shall include such increases for purposes of this Agreement.

3.2 Bonus. At the sole discretion of the Board or the compensation committee of the Board (the “Compensation Committee”), following each calendar year of employment, Executive shall be eligible to receive an additional cash bonus of up to 100% of Executive’s Base Salary (the “Annual Milestone Bonus”), which Annual Milestone Bonus shall be based (in whole or in part) on Executive’s attainment of certain personal, financial and/or business milestones (the “Milestones”) to be established annually prior to March 30 of the applicable calendar year by the Board or the Compensation Committee. The determination of whether Executive has met the Milestones, and if so, the bonus amount (if any) that will be paid, shall be determined by the Board or the Compensation Committee in its sole and absolute discretion. Any Annual Milestone Bonuse shall be deemed to have been earned on December 31 of each calendar year, and shall be paid in cash in a single lump-sum payment or in installments, as determined by the Board or the Compensation Committee. Notwithstanding the foregoing, any payment of an Annual Milestone Bonus shall be payable only if Executive is employed as of the bonus payment date.

3.3 Stock Options. Promptly following the date of execution of this Agreement, Executive shall be granted an option to purchase 350,000 shares of Company’s common stock, par value $0.0001 per share (“Common Stock”) (the “Option”) pursuant to the Company’s 2017 Stock Incentive Plan (the “Plan”). The Option shall have a per share exercise price equal to the Fair Market Value of a share of Company Common Stock on the date of grant of such Option, and shall expire on the ten (10) year anniversary of the date of grant. To the extent permitted by under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the Option granted hereunder shall be intended to be an “incentive stock option.” The Option shall vest as follows so long as the Executive is serving as Chief Executive Officer at such time: (i) 1/4 on the first annual anniversary of the Effective Date, (ii) the remaining ¾ shall vest ratably monthly over a thirty-six (36) month period. In the event of any conflict between this Agreement and the terms of the Plan, the terms of this Agreement shall control. In the event Executive’s employment is terminated under the provisions of Sections 4.5.3 or 4.5.4 hereof, all vested Options will remain exercisable for a period of six (6) months following termination; provided, however, that those Options that are exercised after 90 days following termination of employment shall no longer be eligible for treatment as Incentive Stock Options. In the event any withholding or similar tax liability is imposed on Company in connection with or with respect to any exercise of the Option or the disposition by Executive of the Common Stock acquired upon exercise of the Option, Executive agrees to pay to Company an amount sufficient to provide for such tax liability.

3.4 Expense Reimbursements.

3.5.1                      The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than ninety (90) days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive.

3.5.2                    Executive shall be reimbursed for all reasonable moving expenses incurred in connection with the relocation of his residence from Texas to the the Company’s corporate headquarters in Arizona; provided, however, such amount shall not exceed $50,000. In addition to the foregoing, Executive shall be reimbursed for up to ninety (90) days’ temporary accomodations while travelling to the Company’s headquarters in Arizona during the relocation of Executive and his family. The Company shall reimburse Executive for the Federal income tax payable by Executive as a result of the reimbursement of relocation expenses set forth in this Section 3.5.2, in an amount equal to the then-current maximum marginal Federal income tax rate payable by Executive resulting from such vesting.

3.5 Changes to Compensation. As described above, Executive’s compensation will be reviewed at least on an annual basis and the Base Salary may be increased, but not decreased (except in connection with a Company-wide decrease in executive compensation), from time to time in the Company’s sole discretion.

3.6 Employment Taxes. All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.7 Benefits. The Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement, including health, dental, vision, disability and life insurance programs, that may be in effect from time to time and made available to the Company’s senior management employees, subject to the terms and conditions of those benefit plans.

3.8 Holidays and Vacation. Executive shall be entitled to an indeterminate amount of personal time off in the sole discretion of the Company as operational conditions permit. This entitlement is based on the mutual trust between Executive and Company, allowing Executive the opportunity to work or take time off as deemed appropriate, as long the responsibilities and duties of Executive to the Company under the terms of this Agreement are respected. Executive will not accrue vacation benefits under the terms of this Agreement. In addition, Executive shall be entitled to all paid Company holidays in accordance with Company policy.

4.
TERMINATION.

4.1 Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following reasons:

4.1.1 Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” by delivery of written notice to Executive. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

4.1.2 Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date Executive is so informed, or as otherwise specified by the Company.

4.2 Termination by Resignation of Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason, or for no reason, including via a resignation for Good Reason in accordance with the procedures set forth in Section 4.6.3 below.

4.3 Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Complete Disability (as defined below).

4.4 Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5 Compensation Upon Termination.

4.5.1 Death or Complete Disability. If, during the Term of this Agreement, Executive’s employment shall be terminated by death or Complete Disability, the Company shall pay to Executive, his estate, or his heirs, as applicable, (i) any Base Salary owed to Executive through the date of termination; (ii) expenses reimbursement amounts owed to Executive; (iii) all unpaid amounts of any Annual Milestone Bonus(es) Executive earned prior to the termination date; (iv) a cash lump sum in respect to accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination; (v) any payments and benefits to which Executive (or his estate) is entitled pursuant to the terms of any employee benefit or compensation plan or program in which he participates (or participated); and (vi) any amount to which Executive is entitled pursuant to any other written agreements between the Company or any of its affiliates and Executive (the amounts in (i) through (vi) above being the “Termination Amounts”). The Company shall pay Executive: (A) the amounts contained in items (i) through (iv) within ten (10) days following such termination; (B) any payments associated with (v) in accordance to the terms of such plans or programs; and (C) any such amounts in (vi) in accordance with the terms of such agreements, with the Termination Amounts being subject to the standard deductions and withholdings (as applicable). The Base Salary payments will be subject to standard payroll deductions and withholdings.

4.5.2 Termination For Cause or Resignation without Good Reason. If, during the Term of this Agreement, Executive’s employment is terminated by the Company for Cause, or Executive resigns his employment hereunder without Good Reason, the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

4.5.3 Termination Without Cause or Resignation for Good Reason Not in Connection with a Change of Control. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, at any time other than upon the occurrence of, or within thirty (30) days prior to, or six (6) months following, the effective date of a Change of Control (as defined below), the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. In addition, subject to Executive furnishing to the Company an executed waiver and release of claims in the form attached hereto as Exhibit A (the “Release”), and allowing the Release to become effective in accordance with its terms, Executive shall be entitled to: (1) severance in the form of continuation of his salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason) for the greater of a period of twelve (12) months following the termination date or the remaining term, which amount shall be paid in twelve (12) equal monthly installments; provided, however, such remaining severance payments payable to Executive as a result of his termination of employement shall be reduced by any compensation paid to Executive by a third party employer, provided such third party employer is not, directly or indirectly, in competition with the business of the Company; and, provided further, that Executive’s entitlement to the benefits set forth in clause (1) above shall be limited to twelve (12) months of his Base Salary in the event such termination of Employment under the terms of this Section 4.5.3 occurs on or prior to one hundred eighty (180) days from the Effective Date. In the event that Executive finds alternative full- or part-time employment with an entity that is, directly or indirectly, in competition with the business of the Company, any remaining severance payments shall terminate and be of no further force and effect; (2) payment of Executive’s premiums to cover COBRA for a period of twelve (12) months following the termination date; and (3) a prorated annual bonus equal to the target Annual Milestone Bonus, if any, for the year of termination multiplied by a fraction, the numerator of which shall be the number of full and partial months Executive worked for the Company and the denominator of which shall be 12, and (4) immediate accelerated vesting of any unvested outstanding stock option(s). These payments under (1), (2), (3) and (4) above will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.5.4 Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, upon the occurrence of, or within thirty(30) days prior to, or within six (6) months following, the effective date of a Change of Control, the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. In addition, subject to Executive furnishing to the Company an executed Release within the time period specified therein, and allowing the Release to become effective in accordance with its terms, then Executive shall be entitled to: (1) severance equal to the greater of twelve (12) months of his Base Salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason) or the remaining Term, which amount shall be paid in twelve (12) equal monthly installments; provided, however, that Executive’s entitlement to the benefits set forth in clause (1) above shall be limited to twelve (12) months of his Base Salary in the event such termination of Employment under the terms of this Section 4.5.4 occurs on or prior to one hundred eighty (180) days from the Effective Date; provided further, in the event Executive finds alternative full-time employment during such twelve (12) month period following the date of termination of Executive’s employment with an entity that is not, directly or indirectly, in competition with the business of the Company, such remaining severance payments shall be reduced by any compensation paid to Executive by such entity, and, in the event that Executive finds alternative full- or part-time employment with an entity that is, directly or indirectly, in competition with the business of the Company, any remaining severance payments shall terminate and be of no further force and effect; (2) payment of Executive’s premiums to cover COBRA for a period of twelve (12) months following the termination date; (3) a prorated annual bonus equal to the target Annual Milestone Bonus, if any, for the year of termination multiplied by a fraction, the numerator of which shall be the number of full and partial months Executive worked for the Company and the denominator of which shall be 12, and (4) immediate accelerated vesting of any unvested outstanding stock option(s). These payments under (1), (2), and (3) above, will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Complete Disability. “Complete Disability” means that Executive is determined to be permanently disabled pursuant to the Company’s long-term disability plan and is receiving disability benefits under such plan.

4.6.2 Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion:

(i) The willful failure, disregard or refusal by Executive to perform his material duties or obligations under this Agreement or to follow lawful directions received by Executive from the Board, provided, however, that, any such termination of Executive shall only be deemed for Cause pursuant to this definition if: (i) the Company gives the Executive written notice of the condition(s) alleged to constitute Cause, which notice shall describe such condition(s); and (ii) the Executive fails to remedy such condition(s) within thirty (30) days following receipt of the written notice, provided, further, that written notice shall not be required to be given hereunder in the event the failure, disregard or refusal by Executive is willful, in the reasonable determination of the Board;

(ii) Any grossly negligent act by Executive having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any willful act by Executive intended to cause such material injury, except any acts (A) made by Executive in connection with the enforcement of his rights, whether under this Agreement, any other agreement between the Company or any affiliate and Executive, or pursuant to applicable law (e.g. disparagement, etc.), or (B) which are required by law or pursuant to a subpoena or demand by a governmental or regulatory body.

(iii) Executive’s indictment of any felony involving moral turpitude (including entry of a nolo contendere plea);

(iv) The determination, after a reasonable and good-faith independent investigation, that the Executive engaged in discrimination prohibited by law (including, without limitation, age, sex or race discrimination);

(v) Executive’s misappropriation or embezzlement of the property of the Company or its Affiliates (whether or not a misdemeanor or felony); or

(vi) Material breach by Executive of this Agreement; provided, however, that, any such termination of Executive shall only be deemed for Cause pursuant to this definition if: (i) the Company gives the Executive written notice of the condition(s) alleged to constitute Cause, which notice shall describe such condition(s); and (ii) the Executive fails to remedy such condition(s) (if curable) within thirty (30) days following receipt of the written notice.

For purposes of this definition, the Parties agree that any material breach of Sections 2 or 5 of this Agreement shall be deemed a material breach that is not capable of cure by Executive.

4.6.3 Good Reason. For purposes of this Agreement, and subject to the caveat at the end of this Section 4.6.3, “Good Reason” for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive’s prior written consent:

(i) any reduction by the Company of Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive compensation, such reduction shall not constitute Good Reason for Executive to terminate his employment;

(ii) a material breach by the Company (or any of its affiliates) of this Agreement or any other written agreement between the Company or any of its affiliates and Executive; or

(iii) a material adverse change in Executive’s duties, titles, authority, responsibilities or reporting relationships, with such determination being made with reference to the greatest extent of Executive’s duties, titles, authority, responsibilities or reporting relationships, etc. as increased (but not decreased) from time to time;

(iv) any failure of the Company or any affiliate to pay Executive any amount owed to Executive under this Agreement or any other written agreement plan or program between the Company, any affiliates and Executive;

(v) any reduction in Executive’s bonus eligibility; or

(vi) the assignment to Executive of duties materially inconsistent with his position with the Company.

Provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to terminate for Good Reason; which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

4.6.4 Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i) the acquisition by a third party (or more than one party acting as a group) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction; or

(iii) the sale, or other disposition of all or substantially all of the assets of the Company.

4.7 Survival of Certain Sections. The terms and conditions set forth in this Agreement shall survive the termination hereof; provided, however, Sections 14 and 15 shall terminate and be of no further force and effect upon such termination.

5. Nondisclosure and Nonuse of Confidential Information.

5.1 Definition and Access. Executive acknowledges that performance of Executive’s duties under this Agreement necessarily involves access to and familiarity with highly sensitive, confidential, and proprietary information of the Company which includes, without limitation, information about the Company’s products, product strategies, product development and production processes, customers and prospective customers, the buying patterns and needs of customers and prospective customers, vendors and suppliers, pricing, quoting, costing systems, billing and collection procedures, proprietary software and the source code thereof, financial and accounting data, data processing and communications, technical data, marketing concepts and strategies, business plans, mergers and acquisitions, research and development of new or improved products and services, and general know-how regarding the business of the Company and its products (collectively referred to herein as “Confidential Information”).

5.2 Trade Secrets. The Company considers much of its Confidential Information to constitute trade secrets of the Company (“Trade Secrets”) which have independent value, provide the Company with a competitive advantage over its competitors who do not know the Trade Secrets, and are protected from unauthorized disclosure under applicable law. However, whether or not the Confidential Information constitutes Trade Secrets, Executive acknowledges and agrees that the Confidential Information is protected from unauthorized disclosure or use due to Executive’s covenants under this Agreement and Executive’s fiduciary duties as an employee of Company.

5.3 Protections and Obligations. Executive acknowledges that the Confidential Information is a valuable, special, and unique asset of the Company such that the unauthorized disclosure or use by unauthorized persons would cause irreparable damage to the business of the Company. In recognition of the foregoing, Executive acknowledges and agrees that the Confidential Information is, and shall at all times remain, the sole and exclusive property of the Company.  Executive further agrees that both during and after the term of this Agreement, Executive shall not disclose to anyone or use for any purpose any Confidential Information of the Company, except as expressly authorized by the Company.  Executive further agrees that, upon termination of this Agreement, Executive will promptly return to the Company all documents, computer disks and files, and records of any kind, in any medium, which contain any Confidential Information, including any and all copies thereof.

6. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7. NOTICES.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Wrap Technologies, Inc.
1817 W. 4th Street
Tempe, Arizona 85281
Attn: Chief Financial Officer

If to Executive:

Marc T. Thomas
1529 Lost Trail
Keller, Texas 76248
marctthomas@yahoo.com

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section 7.

8. CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Arizona, without regard to its conflict of laws principles. Each Party agrees that any action by either Party to enforce the terms of this Agreement may be brought by the other Party in an appropriate state or federal court in Arizona and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.

9. INTEGRATION.

This Agreement, including Exhibit A, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

10. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

13. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14. REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15. COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

16. INDEMNIFICATION.

The Company shall defend and indemnify Executive in his capacity as Executive Chief Executive Officer of the Company, and with respect to all services performed by Executive for the Company and as an employee, to the fullest extent permitted under Delaware law. The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under Nevada law taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or articles of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

17. TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

18. ADVERTISING WAIVER.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

WRAP TECHNOLOGIES, INC.

By: ______________________________________
Name: Scot Cohen
Its: Executive Chairman

Dated: July 30, 2020

EXECUTIVE:

__________________________________________

Marc T. Thomas

Dated: July 30, 2020

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE ONLY

In consideration of the payments and other benefits set forth in the Employment Agreement effective as of July 30, 2020, to which this form is attached, I, Marc T. Thomas, hereby furnish WRAP TECHNOLOGIES, INC. (the “Company”), with the following release and waiver (“Release and Waiver”). Payments to be made in consideration of this Release and Waiver shall commence on the "Release Payment Date" which shall mean the effective date of this release, provided however, that if the period below for review of this Release spans beyond December 31 of a given year, then the Release Payment Date shall be the later of (i) the first payroll date in such subsequent calendar year or (ii) the first payroll date that follows the Release Payment Date.

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). Except as provided below, the Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the fair employment practices statutes of the state or states in which I have provided services to the Company and/or any other federal, state or local law, regulation or other requirement. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”):

(a) any rights or claims under the Employment Agreement or any other written agreement between the Company and me, including any stock option award agreement or plan, (b) any rights or claims that may arise as a result of events occurring after the date this Release and Waiver is executed or which otherwise cannot lawfully be waived, (c) any rights to representation and/or indemnification I may have as a current or former officer , director, or employee of the Company or its subsidiaries or affiliated companies, including but not limited to any rights or claims for representation and/or indemnification I may have pursuant to the Employment Agreement, any written indemnification agreement with the Company to which I am a party or beneficiary, the charter, bylaws, or operating agreements of the Company, or under any applicable law or Company policy, including but not limited to Directors and Officers Liability Insurance policies, employment practice liability insurance policies, other insurance policies, and/or Company policies; (d) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (e) any rights or claims under any employee benefit or compensation plan or program in which I participate or participated (or was eligible to participate), (f) any rights or claims to unemployment compensation, (g) reimbursement for business expenses which are consistent with the Company’s reimbursement policy, and (h) my rights under COBRA. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

Notwithstanding any other provision of this Agreement, the release of claims against individual employees, stockholders, agents and attorneys is limited to claims arising out of or in any way related to my employment with Company.

I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or his favor at the time of executing the release, which if known by him or his would have materially affected the terms of such release.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge that I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control except I may retain documents relating to my compensation and/or benefits.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:_____________________	By: __________________________ Marc T. Thomas

WRAP TECHNOLOGIES, INC.

By:___________________________ Name: Scot Cohen Its: Executive Chairman Dated:_____________________